LIONBRIDGE REPORTS Q3 RESULTS WITH REVENUE OF $120.2 MILLION, GAAP EPS OF $0.06 AND NON-GAAP EPS OF $0.11

Offsets Decline from Top Client with Revenue Momentum across Offerings and Verticals;
Announces Agreement to Acquire Translation Solutions Company with $85 Million of Recurring Revenue in Financial and Industrial Markets
WALTHAM, Mass. – November 10, 2014 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), today announced revenue and earnings for the third quarter ended September 30, 2014.
Financial highlights for the third quarter include:

•	Revenue of $120.2 million, a decrease of $4.5 million, or 4% compared to the third quarter of 2013. Revenue grew 6% year-on-year excluding revenue from the Company's largest client.

•
GAAP net income of $3.6 million, or $0.06 per share, based on 62.6 million weighted average fully diluted common shares outstanding. This compares to GAAP net income of $5.0 million, or $0.08 per share, in Q3 2013.

•
Non-GAAP adjusted earnings of $7.1 million or $0.11 per share. The Company defines non-GAAP adjusted earnings as net income excluding merger, restructuring and acquisition-related charges, asset impairment costs, stock-based compensation, and amortization of acquisition-related intangible assets. Please see the section of this release entitled “Non-GAAP Financial Measures” and the attached table for details and reconciliations of this measure to the comparable GAAP measure.

•	Cash flow from operations of $6.4 million.

•	During the quarter, the Company acquired 377,358 shares of its common stock under its share repurchase program for an aggregate purchase price of $2.0 million.
The Company secured several significant new customer engagements in the quarter, including relationships with a leading manufacturer of interactive pen tablets and displays, a multi-billion dollar company that provides connectivity and sensor solutions and a global personal technology company.

For the nine months ended September 30, 2014 revenue increased $9.2 million year-on-year and GAAP net income increased $3.8 million as compared to the first nine months of 2013.

Separately, the Company announced the acquisition of CLS Communication, a market-leader in translation solutions to clients in the financial services, industrial and public sector end markets. Lionbridge expects to purchase CLS Communication for approximately 74 million Swiss Francs, or approximately $77 million US Dollars in cash, subject to estimated cash and debt adjustments at closing and certain post-closing adjustments. The acquisition is being funded using Lionbridge’s existing cash and a new credit facility through its long-standing banking partner, HSBC, who is acting as the leading syndicator. Lionbridge expects to close the transaction in early 2015.

“While spending reduction from our largest client was greater than expected in the quarter, it appears revenue levels at that account have stabilized and business is firming. Despite this headwind, we continued to scale our new offerings, diversify our revenue with clients across multiple end markets expand our margins sequentially and generate strong cash flow,” said Rory Cowan, CEO of Lionbridge. “With our recent sole-source agreement with a large pharma company, our strong pace of new business wins and ongoing growth with other large accounts, we expect organic revenue, earnings and cash flow growth in 2015 as well as strong revenue and earnings contribution from our planned acquisition of CLS.”
Lionbridge provided an outlook for Q4 of 2014 with estimated revenue of $120-123 million.
Lionbridge management will conduct a conference call at 9:00 a.m. ET this morning to discuss financial performance for the quarter, the CLS acquisition and other matters, including matters related to its future performance. To participate, callers within the United States can dial 800-779-6841 and international callers can dial 630-395-0427. The pass code for the call is “Lionbridge”. The conference call will also be available live via this link.

Non-GAAP Financial Measures
In this release, the Company’s adjusted earnings and adjusted earnings per share are not presented in accordance with generally accepted accounting principles (GAAP) and are not intended to be used in lieu of GAAP presentations of results of operations. These measures are presented because management believes they provide additional information to investors with respect to the performance of our fundamental business activities. “Adjusted earnings” and “Adjusted Earnings per Share (EPS)” are Non-GAAP financial measures and should not be viewed as alternatives to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure for these measures are net income and diluted net income per share and has provided a reconciliation of GAAP net income to adjusted earnings and adjusted earnings per share at the end of this release.
About Lionbridge
Lionbridge enables more than 800 world-leading brands to increase international market share, speed adoption of products and effectively engage their customers in local markets worldwide. Using our innovative cloud technology platforms and our global crowd of more than 100,000 professional cloud workers, we provide translation, online marketing, global content management and application testing solutions that ensure global brand consistency, local relevancy and technical usability across all touch points of the customer lifecycle. Based in Waltham, Mass., Lionbridge maintains solution centers in 26 countries. To learn more, visit http://www.lionbridge.com.
Forward Looking Statements.
This press release contains forward-looking statements that involve risks and uncertainties, including anticipated customer demand for the Company’s services, expected financial performance, expected revenue and profit growth, and the momentum, pace and strengthening of such growth in FY 2015 and Q4 of 2014 as well as the timing of the CLS acquisition and the anticipated benefits of the combined companies. These forward-looking statements reflect management’s current views and Lionbridge does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law. Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include Lionbridge’s ability to provide and maintain high quality services at a competitive price and related customer satisfaction with such service delivery; the loss of or reduction in demand from one or more major client or customer, which would materially affect Lionbridge’s business; reorganization or restructuring initiatives of one or more major clients or customers, which may impact such customer’s demand or requirements for Lionbridge’s services; Lionbridge’s ability to expand its relationships with existing clients, including by offering its expanded range of services to existing customers; Lionbridge’s ability to broaden its client base; the Company’s dependence on clients’ product releases, production schedules and procurement strategies to generate revenues; the anticipated benefits of expansion of global language workflow technologies; the anticipated growth of its OnDemand, and digital marketing service offerings; the impact of competing technologies and platforms on the Company’s existing customer relationships and ability to secure new customers; the ability of Lionbridge to realize the expected benefits of its technology initiatives and acquisitions, and the timing of the realization of such benefits; errors, interruptions or delays in cloud-based technology; breaches of security measures; the termination of customer contracts or engagements prior to the end of their term; the size, timing and recognition of revenue from clients; the ability of Lionbridge to integrate acquisitions, including CLS and expand its customer relationships and the timing and success of such activities; the impact of foreign currency fluctuations on revenue, margins, costs, operating results and profitability and the Company’s ability to successfully manage this exposure through hedge instruments and other strategies; the portion of the Company’s service engagements that are subject to the impact of foreign currency fluctuations; continued uncertainty and volatility in global economic conditions that could negatively affect demand for the Company’s services and technologies; reduced demand for the Company’s services that adversely impacts Lionbridge’s future revenues, cash flows, results of operations and financial condition; Lionbridge’s ability to perform services in lower cost operational locations and the timing of its transfer of service execution to such locations, and customer acceptance of service execution in such locations; risks associated with conducting business outside of the United States, including compliance with changing and potentially conflicting laws and regulations and expenses and delays associated with any such activities; longer collection cycles in particular jurisdictions; risks associated with competition; Lionbridge’s ability to forecast revenue, profitability, technology adoption, customer demand and operating results; changes in tax rates applicable to the Company and changes to the interpretations of applicable tax rates; changes in interpretation of statutory and regulatory positions by international tax authorities in countries in which Lionbridge conducts business; changes in interpretation of employment and tax positions by U.S. state and federal authorities; the failure of Lionbridge to keep pace with technological changes or changing customer needs; the risk of claims by third parties of intellectual property claims; the ability of Lionbridge to respond to fluctuations in the complexity, timing and mix of services required by customers; and Lionbridge being held liable for defects or errors resulting from its services or technologies; For a more detailed description of the risk factors associated with Lionbridge, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC (copies of which may be accessed through the SEC’s website at http://www.sec.gov.

LIONBRIDGE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2014	2013	2014	2013
Revenue	$120,191	$124,647	$370,934	$361,724
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization included below)	80,608	83,088	253,559	249,223
Sales and marketing	9,685	8,725	29,369	26,997
General and administrative	19,868	20,574	60,587	59,243
Research and development	1,698	1,653	5,194	5,128
Depreciation and amortization	2,033	1,866	5,771	5,513
Amortization of acquisition-related intangible assets	842	828	2,453	2,484
Restructuring, impairment and other charges	611	1,363	1,827	3,384
Total operating expenses	115,345	118,097	358,760	351,972
Income from operations	4,846	6,550	12,174	9,752
Interest expense:
Interest on outstanding debt	164	213	413	660
Amortization of deferred financing charges	25	25	79	75
Interest income	9	41	59	80
Other expense (income), net	(42)	66	(153)	950
Income before income taxes	4,708	6,287	11,894	8,147
Provision for income taxes	1,066	1,273	2,580	2,636
Net income	$3,642	$5,014	$9,314	$5,511

Net income per share of common stock:
Basic	$0.06	$0.08	$0.15	$0.09
Diluted	$0.06	$0.08	$0.15	$0.09
Weighted average number of common shares outstanding:
Basic	60,012	59,523	60,263	60,461
Diluted	62,646	61,451	63,070	62,006

LIONBRIDGE TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands)	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$31,790	$38,867
Accounts receivable, net of allowance of $250 at September 30, 2014 and December 31, 2013	70,456	70,431
Unbilled receivables	27,816	19,498
Other current assets	12,742	12,938
Total current assets	142,804	141,734
Property and equipment, net	22,804	20,968
Goodwill	20,579	19,595
Acquisition-related intangible assets, net	11,597	13,226
Other assets	4,661	5,487
Total assets	$202,445	$201,010
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,131	$21,784
Accrued compensation and benefits	18,884	18,183
Accrued outsourcing	10,579	12,579
Accrued restructuring	1,061	1,201
Income taxes payable	2,169	2,047
Accrued expenses and other current liabilities	9,458	11,155
Deferred revenue	9,327	10,583
Total current liabilities	73,609	77,532
Long-term debt	27,000	27,000
Deferred income taxes, long-term	913	913
Other long-term liabilities	12,674	13,172
Total liabilities	114,196	118,617
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	638	637
Additional paid-in capital	271,592	273,411
Accumulated deficit	(202,690)	(212,004)
Accumulated other comprehensive income	18,709	20,349
Total stockholders’ equity	88,249	82,393
Total liabilities and stockholders’ equity	$202,445	$201,010

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings (Unaudited)
Comparison to Three and Nine Months Ended September 30, 2014 and 2013

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2014	2013	2014	2013
Net income	$3,642	$5,014	$9,314	$5,511
Amortization of acquisition-related intangible assets	842	828	2,453	2,484
Stock-based compensation	2,008	1,651	5,814	4,961
Restructuring, impairment and other charges	611	1,363	1,827	3,384
Adjusted earnings	$7,103	$8,856	$19,408	$16,340
Fully diluted weighted-average number of common shares outstanding	62,646	61,451	63,070	62,006
Adjusted diluted earnings per share	0.11	0.14	0.31	0.26